Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS RECORD OPERATING RESULTS FOR 2007 AND GUIDANCE FOR 2008

Denver, Colorado, January 17, 2008: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced that it has achieved record quarterly gold sales for the fourth quarter of 2007 of 88,015 ounces at a cash operating cost of $582 per ounce and a total of 246,278(2) ounces for 2007 at a cash operating cost of $601 per ounce. Fourth quarter gold production in 2007 was 56% higher than the gold production in the fourth quarter of 2006 and 26% higher than the third quarter of 2007. We were able to exceed the top end of the 125,000 ounce guidance range for Wassa and meet the Company’s production guidance range for 2007 of 240,000 to 270,000 ounces.

BOGOSO/PRESTEA

	For the three months ended December 31,			For the twelve months ended December 31,
OPERATING RESULTS	2007	2006		2007		2006
Ore mined (t)—Refractory	893,552	—		1,427,958		—
Ore mined (t)—Non refractory	187,212	240,341	(1)	928,621		1,363,316	(1)
Total ore mined (t)	1,080,764	240,341		2,356,597		1,363,316	(1)
Waste mined (t)	5,333,884	257,976		18,515,851		6,013,859	(1)
Refractory ore processed (t)	763,482	—		1,640,318		—
Refractory grade—(g/t)	2.53	—		2.50		—
Recovery—Refractory (%)	57.0	—		52.1		—
Non refractory ore processed (t) )	193,244	420,889		1,429,309		1,493,948
Non refractory grade—(g/t)	2.10	3.50		2.04		3.56
Recovery—Non refractory (%)	74.8	61.5		73.3		60.4
Cash operating cost ($/oz)	746	309		766		412
Gold sold (oz)	48,067	28,054		120,216	(2)	103,793

(1)	Plant North only. Excludes sulfide operations.

(2)	Does not include 7,803 ounces produced from the sulfide plant during commissioning prior to its July 1, 2007 in-service date.

Golden Star Resources Ltd.	PR08-02 Page 1 of 4

WASSA

	For the three months ended December 31,		For the twelve months ended December 31,
OPERATING RESULTS	2007	2006	2007	2006
Total ore mined (t)	781,538	590,960	3,091,292	2,449,272
Waste mined (t)	1,793,988	2,575,156	8,125,132	11,608,484
Ore and heap leach materials processed (t)	900,287	891,259	3,752,376	3,690,672
Grade processed (g/t)	1.51	1.14	1.17	0.90
Recovery (%)	93.9	89.4	92.0	88.8
Cash operating cost ($/oz)	385	464	444	474
Gold sold (oz)	39,948	28,532	126,062	97,614

BOGOSO SULFIDE PROCESSING PLANT UPDATE

Overall, the Bogoso sulfide processing plant exhibited significant improvements throughout the fourth quarter although we did not meet our gold sales target. Overall gold recovery improved from an average of 40.9% in the third quarter of 2007 to an average of 57.0% in the fourth quarter. Plant modifications and implemented operating efficiencies helped to spur these improvements. One such improvement was the implementation of the SINOX (“Sulfide-IN-OXide plant”) processing that was thoroughly tested during the past quarter. SINOX is the processing of refractory ore through the Bogoso oxide processing plant which has its own flotation circuit. Our testing of this methodology has been successful and this provides greater processing flexibility and in future years should allow Bogoso/Prestea to maintain a higher gold production rate once the oxide reserves are depleted.

Cash operating costs at Bogoso/Prestea were marginally improved but still high, primarily a result of the lower than expected recoveries. As the plant modifications and operating improvements are implemented, our cash costs should decline accordingly. We are anticipating cash operating costs to range between $525 and $565 per ounce in 2008 and dropping to the $430 to $540 range in 2009. Comparison to 2006 cash operating costs is not meaningful as the Bogoso sulfide processing plant was not in operation in the fourth quarter of 2006.

WASSA

The Wassa mine again delivered a record quarter due to higher grades and recovery with 126,062 ounces of gold sold for the year. Wassa exceeded the top end of our guidance. We anticipate a further increase in Wassa gold production once mining of higher grade ore commences at Benso during the third quarter of 2008.

Fourth quarter 2007 cash operating costs at Wassa decreased 16% compared to fourth quarter 2006. On an annual basis the decrease was 6%. We believe that costs will decrease in the second half of 2008 as higher grade ore from the HBB project delivers ore to the Wassa processing plant.

OBJECTIVES FOR 2008:

•	Continue optimizing the Bogoso sulfide processing plant to improve recoveries and availabilities;

Golden Star Resources Ltd.	PR08-02 Page 2 of 4

•	Construction and development of the Benso portion of the HBB project with ore scheduled to be delivered to Wassa during the third quarter of 2008;

•	Permitting of Prestea South ore bodies in 2008 to provide oxide ore for the Bogoso oxide processing plant in 2009;

•	Completion of the Prestea Underground pre-feasibility study by the first quarter of 2008;

•	Continued exploration drilling at Bogoso/Prestea, Wassa and the HBB concessions to further evaluate their resource potential.

GUIDANCE

Based on our objectives for 2008, we expect our production and cash operating costs in 2008 and 2009 to be as follows:

	2008		2009
	Gold Production (000’s oz)	Cash Operating Cost ($/oz)	Gold Production (000’s oz)	Cash Operating Cost ($/oz)
Bogoso/Prestea	235 - 275	525 - 565	300 - 350	430 - 540
Wassa	135 - 150	440 - 490	200 - 210	370 - 430
Total	370 - 425	490 - 540	500 - 560	410 - 490

We expect to increase gold sales by at least 50% in 2008 and 73% in 2009 compared to 2007.

As more fully disclosed in the Risk Factors Item 1A in our December 31, 2006 Form 10-K as amended, numerous factors could cause our estimates and expectations to be wrong or could lead to changes in our plans. Under any of these circumstances, the estimates described above could change materially.

Tom Mair, President and CEO said: “While we were not satisfied with the performance of the Bogoso sulfide processing plant, definite progress is being made to correct issues and optimize operations. We have identified areas in which improvements can be made and these areas will be addressed in the next two quarters. We expect that these changes will result in increased gold production and lower cash operating costs.”

“Wassa had another record quarter, with increased gold grades and recovery rates resulting in 2007 gold production guidance being exceeded. We expect gold production at Wassa to increase in the 3rd and 4th quarters of 2008 following the scheduled start-up of the Benso mining operation as an additional source of high grade ore for the Wassa processing plant.”

“Our exploration activities are generating positive results - recent drilling at Prestea South has resulted in the conversion of a significant amount of Inferred Mineral Resources to Indicated Mineral Resources, as we announced on January 11, 2008. In addition, continued drilling of our HBB concessions are expected to return positive results during the first half of 2008.”

Golden Star Resources Ltd.	PR08-02 Page 3 of 4

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 234 million shares outstanding.

Non-GAAP Financial Measures: In this news release, we use the terms “cash operating cost per ounce”. Cash operating cost per ounce is equal to “total cash costs” (which is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion) less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding availability of the mill at the Bogoso sulfide processing plant, the timing and impact of the upgrade at Bogoso including the increased capacity of the oxygen plant, flotation circuit and recovery rate improvements, CIL recovery rate improvements, attainment of flotation recovery design levels, timing of the expected commissioning of and first ore produced from the Benso mine at the HBB project and the impact on Wassa production, the timing of completion of the Prestea Underground pre-feasibility study, permitting of Prestea South, plans for exploration, drilling and optimization activities and 2008 and 2009 gold production and cash operating cost estimates. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K, as amended, for 2006. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at a particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimates as of any other date other than the date of this press release.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.         +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

Golden Star Resources Ltd.	PR08-02 Page 4 of 4